Exhibit 10.07

ZEROFOX HOLDINGS, INC.

2022 INCENTIVE EQUITY PLAN

RESTRICTED STOCK UNIT GRANT NOTICE FOR EMPLOYEES

ZeroFox Holdings, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the ZeroFox Holdings, Inc. 2022 Incentive Equity Plan (as amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:

Grant Date:

Number of RSUs:

Vesting Commencement Date:
Vesting Schedule:

25% of the RSUs granted hereunder shall vest on each of the first four anniversaries of the Vesting Commencement Date, provided that Participant must remain continuously employed by the Company or a Subsidiary through a vesting date to vest on such date.

By accepting the RSUs, Participant hereby:

(1) elects, effective on the date Participant accepts the RSUs, to sell Shares issued in respect of the RSUs in an amount determined in accordance with Section 3.2(b) of the Agreement, and to allow the Agent to remit the cash proceeds of such sale to the Company as more specifically set forth in Section 3.2(c) of the Award Agreement (a “Sell to Cover”);

(2) directs the Company to make a cash payment to satisfy the Withholding Obligation from the cash proceeds of such sale directly to the appropriate taxing authorities;

(3) represents and warrants that (i) Participant has carefully reviewed Section 3.2(c) of the Agreement, (ii) on the date Participant accepts this award he or she is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, is not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales, does not have, and will not attempt to exercise, any authority, influence or control over any sales of Shares effected by the Agent pursuant to the Agreement, and is entering into the Grant Notice and the Agreement and this election to Sell to Cover in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company's securities on the basis of material nonpublic information) under the Exchange Act, and (iii) it is Participant’s intent that this election to Sell to Cover and Section 3.2(c) of the Agreement comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act. The Participant further acknowledges that by accepting this Award, Participant is adopting a 10b5-1 Plan (as defined in Section 3.2(c) of the Agreement) to permit Participant to conduct a Sell to Cover sufficient to satisfy the Withholding Obligation as more specifically set forth in Section 3.2(b) of the Agreement;

(4) acknowledges and agrees with the data privacy provisions of Section 10.9 of the Plan;

(5) agrees that the Participant’s participation in the Plan shall not create a right to further employment with the Company or any Subsidiary and shall not interfere with the ability of the Company or any Subsidiary to terminate the Participant’s employment relationship at any time;

(6) agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement;

(7) acknowledges that Participant has had an opportunity to review the Plan, this Grant Notice and the Agreement in their entirety, to obtain the advice of counsel or a tax advisor prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement; and

(8) agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

ZEROFOX HOLDINGS, INC.	PARTICIPANT

By:
Name:
Title:

EXHIBIT A

RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Restricted Stock Unit Agreement (this “Agreement”) have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1 Award of RSUs. The Company has granted the RSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to receive settlement of any Shares until the time (if ever) the RSUs have vested.

1.2 Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3 Unsecured Promise. The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

ARTICLE II.

VESTING; FORFEITURE AND SETTLEMENT

2.1 Vesting; Forfeiture. The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. In the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited and the Participant shall have no further right, title or interest in or to the RSUs that are forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company.

2.2 Settlement; Rights as a Stockholder.

(a) The RSUs will be paid in Shares as soon as administratively practicable after the vesting of the applicable RSU, but in no event later than March 15 of the calendar year following the calendar year year in which the RSU’s vesting date occurs.

(b) Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Laws until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

(c) Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no rights as a stockholder with respect to such Shares.

2.3 No Transfer. This Agreement and the RSUs are non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Agreement shall immediately become null and void and the RSUs shall be forfeited.

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.1 Representation. Participant represents to the Company that Participant has had the opportunity to review with Participant’s own tax advisors the tax consequences of this award of RSUs (the “Award”) and the transactions contemplated by the Grant Notice and this Agreement and is not relying on any statements or representations of the Company or any of its agents.

3.2 Tax Withholding.

(a) By accepting the Award, Participant acknowledges that, regardless of any action taken by the Company or its Subsidiaries, the ultimate liability for any and all income tax, payroll tax, or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company, if any. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) On or before the time Participant receives a distribution of Shares upon settlement of the RSUs, or at any time thereafter as requested by the Company, Participant hereby authorizes any required withholding from the Shares issuable to Participant and/or otherwise agrees to make adequate provision in cash for any sums required to satisfy any and all Tax-Related Items (the “Withholding Obligation”).

(c) By accepting the RSUs, Participant hereby (i) acknowledges and agrees that Participant has elected a Sell to Cover (as defined in the Grant Notice) to permit Participant to satisfy the Withholding Obligation and that the Withholding Obligation shall be satisfied pursuant to this Section 3.2(c), and (ii) further acknowledges and agrees to the following provisions:

(i) Participant hereby irrevocably appoints the Company’s stock plan administrative service provider, or such other registered broker-dealer that is a member of the Financial Industry Regulatory Authority as the Company may select, as Participant’s agent (the “Agent”), and Participant authorizes and directs the Agent to:

(1) Sell on the open market at the then prevailing market price(s), on Participant’s behalf, as soon as practicable on or after the date on which the Shares are delivered to Participant pursuant to Section 2.2(a) hereof in connection with the vesting of the RSUs, the number (rounded up to the next whole number) of Shares sufficient to generate proceeds to cover (A) the satisfaction of the Withholding Obligation arising from the vesting of those RSUs and the related issuance of Shares to Participant, and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto;

(2) Remit directly to the Company the proceeds necessary to satisfy the Withholding Obligation;

(3) Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of the Shares referred to in clause (1) above; and

(4) Remit any remaining funds to Participant.

(ii) Participant acknowledges that his or her election to Sell to Cover and the corresponding authorization and instruction to the Agent set forth in this Section 3.2(c) to sell Shares to satisfy the Withholding Obligation is intended to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (Participant’s election to Sell to Cover and the provisions of this Section 3.2(c), collectively, the “10b5-1 Plan”). Participant acknowledges that by accepting the RSUs, Participant is adopting the 10b5-1 Plan to permit Participant to satisfy the Withholding Obligation. Participant hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of Shares that must be sold pursuant to Section 3.2(c)(i)(1) to satisfy Participant’s obligations hereunder. Notwithstanding any provision in this Agreement to the contrary, no sale under the 10b5-1 Plan may be made until after the expiration of any applicable “cooling-off” period provided by Rule 10b5-1.

(iii) Participant acknowledges that the Agent is under no obligation to arrange for the sale of Shares at any particular price under this 10b5-1 Plan and that the Agent may effect sales as provided in this 10b5-1 Plan in one or more sales and that the average price for executions resulting from bunched orders may be assigned to Participant’s account. Participant further acknowledges that he or she will be responsible for all brokerage fees and other costs of sale associated with this 10b5-1 Plan, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. In addition, Participant acknowledges that it may not be possible to sell Shares as provided for in this 10b5-1 Plan due to (i) a legal or contractual restriction applicable to Participant or the Agent, (ii) a market disruption, (iii) a sale effected pursuant to this 10b5-1 Plan that would not comply (or in the reasonable opinion of the Agent’s counsel is likely not to comply) with the Securities Act, (iv) the Company’s determination that sales may not be effected under this 10b5-1 Plan or (v) rules governing order execution priority on the national exchange where the Shares may be traded. In the event of the Agent’s inability to sell shares of Common Stock, Participant will continue to be responsible for the timely payment to the Company of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in Section 3.2(c)(i)(1) above.

(iv) Participant acknowledges that regardless of any other term or condition of this 10b5-1 Plan, the Agent will not be liable to Participant for (A) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (B) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

(v) Participant hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this 10b5-1 Plan. The Agent is a third-party beneficiary of this Section 3.2(c) and the terms of this 10b5-1 Plan.

(vi) Participant’s election to Sell to Cover and to enter into this 10b5-1 Plan is irrevocable. Upon acceptance of the Award, Participant elected to Sell to Cover and to enter into this 10b5-1 Plan, and Participant acknowledges that he or she may not change this election at any time in the future. This 10b5-1 Plan shall terminate not later than the date on which the Withholding Obligation arising from the vesting of Participant’s Restricted Stock Units and the related issuance of Shares has been satisfied.

(d) Unless the Withholding Obligation of the Company is satisfied, the Company shall have no obligation to deliver to Participant any Shares.

(e) In the event the Withholding Obligation of the Company arises prior to the delivery to Participant of Shares or it is determined after the delivery of Shares to Participant that the amount of the Withholding Obligation was greater than the amount withheld by the Company, Participant agrees to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

(f) Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.

ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2 Clawback. The Award and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder. Participant agrees and consents to the Company’s application, implementation and enforcement of (i) any such policy established by the Company that may apply to Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate such policy or applicable law without further consent or action being required by Participant. To the extent that the terms of this Agreement and such policy conflict, then the terms of such policy shall prevail.

4.3 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5 Conformity to Applicable Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7 Entire Agreement; Amendment. Subject to any written employment agreement, offer letter or severance agreement, the Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the RSUs without the prior written consent of Participant.

4.8 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.9 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.

4.10 Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.11 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

4.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state. The parties submit to the exclusive jurisdiction of any state or federal courts encompassing the Company’s then principal executive offices for the resolution of any claims or disputes arising under this Agreement.

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